Ex. 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-To-Date December
	2021	2020	Change	2021	2020	Change
Retail Electric Revenues-
Fuel	$1,041	$786	$255	$3,940	$3,087	$853
Non-Fuel	2,319	2,354	(35)	10,912	10,556	356
Wholesale Electric Revenues	633	472	161	2,455	1,945	510
Other Electric Revenues	193	188	5	718	672	46
Natural Gas Revenues	1,386	1,072	314	4,380	3,434	946
Other Revenues	195	245	(50)	708	681	27
Total Operating Revenues	5,767	5,117	650	23,113	20,375	2,738
Fuel and Purchased Power	1,346	965	381	4,988	3,766	1,222
Cost of Natural Gas	676	318	358	1,619	972	647
Cost of Other Sales	102	126	(24)	357	327	30
Non-Fuel O&M	1,833	1,628	205	6,088	5,413	675
Depreciation and Amortization	907	899	8	3,565	3,518	47
Taxes Other Than Income Taxes	321	302	19	1,290	1,234	56
Estimated Loss on Plant Vogtle Units 3 and 4	920	176	744	1,692	325	1,367
Impairment Charges	—	—	—	2	—	2
Gain on Dispositions, net	(7)	(26)	19	(186)	(65)	(121)
Total Operating Expenses	6,098	4,388	1,710	19,415	15,490	3,925
Operating Income (Loss)	(331)	729	(1,060)	3,698	4,885	(1,187)
Allowance for Equity Funds Used During Construction	50	43	7	190	149	41
Earnings from Equity Method Investments	41	48	(7)	76	153	(77)
Interest Expense, Net of Amounts Capitalized	485	478	7	1,837	1,821	16
Impairment of Leveraged Leases	—	52	(52)	7	206	(199)
Other Income (Expense), net	159	17	142	456	336	120
Income Taxes (Benefit)	(283)	(50)	(233)	267	393	(126)
Net Income (Loss)	(283)	357	(640)	2,309	3,103	(794)
Dividends on Preferred Stock of Subsidiaries	4	4	—	15	15	—
Net Loss Attributable to Noncontrolling Interests	(72)	(34)	(38)	(99)	(31)	(68)
NET INCOME (LOSS) ATTRIBUTABLE TO SOUTHERN COMPANY	$(215)	$387	$(602)	$2,393	$3,119	$(726)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.